Exhibit 4.6

FOURTH AMENDMENT TO

KILROY REALTY

2006 INCENTIVE AWARD PLAN

THIS FOURTH AMENDMENT TO KILROY REALTY 2006 INCENTIVE AWARD PLAN (this “Fourth Amendment”), dated as of May 20, 2010 (the “Fourth Amendment Effective Date”), is made and adopted by Kilroy Realty Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Kilroy Realty 2006 Incentive Award Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 14.1 of the Plan, the Plan may be amended by the Committee at any time and from time to time with the approval of the Board of Directors of the Company, provided, that approval by the stockholders of the Company is required for any amendment to the Plan that increases the number of shares of Stock available under the Plan (other than certain adjustments under the Plan); and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that, subject to approval by the stockholders of the Company, the Plan be and hereby is amended as follows:

1. Section 3.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“(a) Subject to adjustment as provided in Section 3.1(b) and Section 11 hereof, a total of 6,120,000 shares of Stock shall be authorized for grants of Awards under the Plan, subject to the limitations contained in this Section 3.1(a) (the “Share Limit”). Shares of Stock subject to Awards granted on or after the Fourth Amendment Effective Date, shall be counted as follows:

(i) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards or Premium Options (as defined below) and that expire more than five (5) years from the applicable date of grant (“10-Year Options”) shall be counted against the Share Limit as 1.29 shares of Stock for every one (1) share of Stock subject to such 10-Year Option;

(ii) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards or Premium Options and that expire five (5) years or less from the applicable date of grant (“5-Year Options”) shall be counted against the Share Limit as 1.16 shares of Stock for every one (1) share of Stock subject to such 5-Year Option;

(iii) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards and that have an exercise price or strike price (as applicable) equal to no less than 130% of Fair Market Value on the applicable date of grant and that expire more than five (5) years from the applicable date of grant (“10-Year Premium Options”) shall be counted against the Share Limit as 1.15 shares of Stock for every one (1) share of Stock subject to such 10-Year Premium Option;

(iv) Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards and that have an exercise price or strike price (as applicable) equal to no less than 130% of Fair Market Value on the applicable date of grant and that expire five (5) years or less from the applicable date of grant (“5-Year Premium Options” and, together with 10-Year Premium Options, “Premium Options”) shall be counted against the Share Limit as one (1) share of Stock for every one (1) share of Stock subject to such 5-Year Premium Option; and

(v) Full Value Awards shall be counted against the Share Limit as 2.92 shares of Stock for every one (1) share of Stock subject to such Full-Value Award.”

2. The fourth sentence of Section 3.1(b) of the Plan is hereby deleted and replaced in its entirety with the following:

“Each Profits Interest Unit issued pursuant to an Award shall count as 2.92 shares of Stock against the Share Limit (in accordance with Section 3.1(a)) and shall be counted as one (1) share of Stock for purposes of applying the individual Award limitation set forth in Section 3.3.

3. Section 3.1(c) of the Plan is hereby deleted and replaced in its entirety with the following:

“(c) Any Award that again becomes available for grant pursuant to Section 3.1(b) hereof shall be added back to the Share Limit as the number of Shares by which the Share Limit would be debited upon grant of such an Award following the Fourth Amendment Effective Date.”

4. This Fourth Amendment shall be and is hereby incorporated in and forms a part of the Plan.

5. Except as set forth herein, the Plan shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

I hereby certify that the foregoing Fourth Amendment was duly adopted by the Board of Directors of Kilroy Realty Corporation on April 1, 2010.

Executed on this 20th day of May, 2010.

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Executive Vice President and CFO

I hereby certify that the foregoing Fourth Amendment was approved by the stockholders of Kilroy Realty Corporation on May 20, 2010.

Executed on this 20th day of May, 2010.

By:	/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Executive Vice President and CFO